Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan, 1999 Stock Option Plan, 2001 Restricted Stock Award Plan, 2001 Stock Option Plan, 2004 Stock Award Plan, and 2007 Incentive Award Plan of Coca-Cola Enterprises Inc. of our reports dated February 26, 2010, with respect to the consolidated financial statements of The Coca-Cola Company, and the effectiveness of internal control over financial reporting of The Coca-Cola Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Atlanta, Georgia

September 29, 2010